CONSENT OF INDEPENDENT AUDITORS



We consent to the use in the Registration Statement and related Prospectus of Generex Biotechnology Corporation (the "Company") of our report dated September 17, 1999, except for Note 7, "Pending Litigation," paragraph 4, which is dated October 20, 1999, on the consolidated financial statements of the Company as of July 31, 1999 and 1998 and for the years then ended, and our joint report with Mintz & Partners dated October 15, 1998, on the consolidated statements of operations and cash flows of the Company for the year ended July 31, 1997, which consolidated financial statements appear in the Registration Statement. We also consent to the references to us under the heading "Experts" in such prospectus.



New Brunswick, New Jersey                               WITHUM, SMITH & BROWN
November 2, 1999